Exhibit 10.1

AMENDED AND RESTATED LEAK-OUT AGREEMENT

THIS AMENDED AND RESTATED LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of November 10, 2026 by and among the undersigned holders (the “Holders”) and Our Bond, Inc., a Nevada corporation (the “Company”). The Company and the Holders are each a “Party” and collectively are the “Parties”. This Agreement amends, restates, supersedes, and replaces in its entirety the Leak-Out Agreement by and between the Parties dated November 2, 2026. For the avoidance of doubt, Maxim Partners LLC was not a party to the Leak-Out Agreement dated November 2, 2026. Any capitalized terms not defined in this Agreement shall have their respective meanings ascribed to them in the Certificate of Designation (as defined below).

RECITALS

WHEREAS, the Holders beneficially own and hold a number of shares of the Company’s Series G Convertible Preferred Stock, par value $0.0001 per share (the “Series G Preferred Stock”) set forth across from such Holder’s name in column (a) of Schedule A attached hereto (the “Preferred Shares”), which Series G Preferred Stock are convertible into shares of the Company’s common stock (the “Conversion Shares”), par value $0.0001 per share (the “Common Stock”), pursuant to the terms set forth in the Certificate of Designations, Preferences and rights of the Series G Convertible Preferred Stock as in effect on the date hereof (the “Certificate of Designation”); and

WHEREAS, the Company and the Holders desire to limit the number of shares of Common Stock each Holder is permitted to sell during the applicable time periods set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties. Each of the Parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that: (a) such Party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such Party and is the binding and enforceable obligation of such Party, enforceable against such Party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such Party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such Party is a party or to which the assets or securities of such Party are bound.

2. Leak Out.

(a) Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of shares of Common Stock under applicable United States federal or state securities laws, rules and regulations (collectively, the “Regulations”), the Company and the Holders agree that commencing, as to each Holder, only upon consummation of that Holder’s exchange under its separate exchange agreement (each, an “Exchange Agreement”) by and between the Company and such Holder (the “Effective Time”), subject to any applicable Regulations, each Holder shall be entitled to sell any shares of Common Stock held or acquired by such Holder, including Conversion Shares, in accordance with the restrictions contained under Section 2(b) hereunder (the “Leak Out”). In the event the Company terminates, reduces, waives or otherwise modifies any of the restrictions set forth in this Agreement with respect to any Holder, other than the information set forth on Schedule A different percentages and the express AP ELOC exception agreed herein, then the other Holders under this Agreement shall be entitled to the same modification of its restrictions hereunder.

(b) Commencing at the Effective Time, subject to applicable Regulations, each Holder agrees, on behalf of itself and its affiliates that control, are controlled by or are under common investment discretion with such Holder with respect to shares of Common Stock (collectively, the “Trading Affiliates”), that while such Holder or any such Trading Affiliate holds any Preferred Shares, the aggregate number of shares of Common Stock sold or otherwise disposed of by such Holder and its Trading Affiliates on a Trading Day, measured immediately after each sale or disposition, shall not exceed:

(i) Prior to the effective date of a registration statement registering the resale of Conversion Shares by Eastward Fund Management LLC , Maxim Partners LLC, and /or their respective Trading Affiliates, the applicable percentage in column (3) of Schedule A (the “Leak-Out Percentage”) of the cumulative reported trading volume of the Common Stock from the commencement of that Trading Day’s pre-market session through the time of such sale or disposition. On any Trading Day on which: (w) the total reported dollar volume for such Trading Day is not less than $500,000; and (x) at least one bona fide, publicly reported sale of Common Stock during such sessions occurs at a price per share equal to or greater than $2.0265 per share; and (y) the total reported share volume for such Trading Day is no less than 25% greater than the average trading volume over the prior ten (10) Trading Days, excluding the highest-volume day during such period; and (z) least one bona fide, publicly reported sale of Common Stock during such sessions occurs at a price per share equal to or greater than 115% of the official Nasdaq closing price for the immediately preceding Trading Day, then the Leak-Out Percentage shall equal the percentage in column (4) of Schedule A and shall apply only from the time of such sale through the remainder of such Trading Day, regardless of the price of the Common Stock later falls below that threshold.

(ii) After the effective date of a registration statement registering the resale of Conversion Shares by Eastward Fund Management LLC , Maxim Partners LLC, and / or their respective Trading Affiliates, the applicable percentage in column (1) of Schedule A (the “Leak-Out Percentage”) of the cumulative reported trading volume of the Common Stock from the commencement of that Trading Day’s pre-market session through the time of such sale or disposition. On any Trading Day on which: (w) the total reported dollar volume for such Trading Day is not less than $500,000; and (x) at least one bona fide, publicly reported sale of Common Stock during such sessions occurs at a price per share equal to or greater than $2.0265 per share; and (y) the total reported share volume for such Trading Day is no less than 25% greater than the average trading volume over the prior ten (10) Trading Days, excluding the highest-volume day during such period; and (z) least one bona fide, publicly reported sale of Common Stock during such sessions occurs at a price per share equal to or greater than 115% of the official Nasdaq closing price for the immediately preceding Trading Day, then the Leak-Out Percentage shall equal the percentage in column (2) of Schedule A and shall apply only from the time of such sale through the remainder of such Trading Day, regardless of the price of the Common Stock later falls below that threshold.

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Notwithstanding anything to the contrary herein, sales, purchases, market-making activity or other trading activity conducted in the ordinary course of business by Maxim Group LLC shall not be aggregated with sales by Maxim Partners LLC for purposes of determining compliance with this section and shall not be subject to the limitations set forth herein. Maxim Partners LLC shall not transfer, sell, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, shares of Series G Preferred Stock or Conversion Shares to Maxim Group LLC for the purpose circumventing the Leak-Out Percentage applicable to Maxim Partners LLC.

This limitation covers all shares of Common Stock now held or hereafter acquired, including Conversion Shares and shares from any new funding, except the AP ELOC Shares (as defined below). “Trading Day” for purposes of this Agreement includes the Nasdaq pre-market, regular and post-market sessions on the same New York calendar day (currently 4:00 a.m. through 8:00 p.m., New York time, or the corresponding officially published hours). Volume shall be the consolidated reported share volume during those sessions, as reported by Bloomberg L.P. or, if unavailable, another mutually agreed reliable market-data source, measured consistently for numerator and denominator. No future volume, prior-day volume or unexecuted orders may be used. Notwithstanding the foregoing, shares of Common Stock issued under the Securities Purchase Agreement dated October 27, 2025, as amended, (the “AP ELOC Shares”), and sales of such AP ELOC Shares, are excluded from the number of shares of Common Stock such Holder is limited to selling or otherwise disposing of on any given Trading Day. Each Holder shall maintain records reasonably identifying the source of shares sold.

(c) Notwithstanding the restrictions set forth in Section 2(b), each Holder may transfer shares of Common Stock without regard to the restrictions set forth herein to (i) any affiliate of such Holder, (ii) any member of such Holder’s immediate family (or a trust formed for the benefit of such Holder or such Holder’s immediate family), (iii) by operation of law, such as pursuant to a qualified domestic order, divorce decree or separation agreement, or (iv) to such Holder’s estate upon death; provided, that in each case the transferee agrees in writing to be bound by the terms of this Agreement with respect to the transferred shares of Common Stock. Any transfers pursuant to this Section 2(c) shall not effect the maximum number of shares of Common Stock such Holder may sell pursuant to Section 2(b) herein.

3. Remedies. The Company shall have the right to specifically enforce all of the obligations of each Holder under this Agreement (without posting a bond or other security), in addition to recovering damages by reason of any breach by any Holder of any provision of this Agreement and to exercise all other rights granted by law and/or any of the documents related to the acquisition of the shares of Common Stock by such Holder. During the term of this Agreement, the Company may, on reasonable written request to each Holder, inspect records reasonably necessary to verify compliance, including relevant trade confirmations relating to the Common Stock, execution times, prices, volumes and records identifying AP ELOC Shares. Each Holder, shall provide such records within five (5) Business Days of such request, subject to reasonable redaction of unrelated holdings, trades and personal information. The Company shall keep the records confidential and use them solely to verify or enforce this Agreement, and may disclose them only to its professional advisers bound by confidentiality, as required by law, or in an enforcement proceeding subject to reasonable confidentiality protections. For the avoidance of doubt, no Holder is required to pre-clear of trade or permit delay of otherwise lawful conversions, share delivery or sales as a result of this Section 3.

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4. Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as each other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service to the respective address as set forth on the signature page hereto. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

6. Entire Agreement. This Agreement sets forth the entire understanding of the Parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the Parties hereto. This Agreement supersedes prior leak-out restrictions solely with respect to the Holders and its shares of Common Stock. If a Holder’s Exchange Agreement terminates without closing, this Agreement shall not be void ab initio.

7. Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City of Las Vegas, Clark County, State of Nevada. By its execution hereof, the Parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City of Las Vegas, Clark County, State of Nevada and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Las Vegas, Nevada. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the Party prevailing therein shall be entitled to payment from the other Parties hereto of all of its reasonable counsel fees and disbursements.

8. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to each other Party, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

COMPANY:

OUR BOND, INC.

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer

Address: 85 Broad Street,

New York, New York 10004

Attention: Doron Kempel

Email: Doron.Kempel@ourbond.com

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HOLDER:

Ascent Partners Fund LLC

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Person
Email:	mg@ascentpartnersllc.com

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HOLDER:

Eastward Fund Management LLC

By:	/s/ Dennis Cameron
Name:	Dennis Cameron
Title:	Chief Executive Officer
Email:	Dennis@eastwardcp.com

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HOLDER:

Maxim Partners LLC

By:	/s/ Ritesh M. Veera
Ritesh M. Veera
Co-Head of Investment Banking

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Schedule A

		After re-sale registration effective		Before re-sale registration effective
a		1	2	3	4
807,248	Ascent Partners Fund LLC	4%	9%	10%	17%
787,816	Eastward Fund Management LLC	4%	6%	0%	0%
80,394	Maxim Partners LLC	2%	2%	0%	0%
	Total	10%	17%	10%	17%